UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) September 16, 2015

AmTrust Financial Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33143	04-3106389
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

59 Maiden Lane, 43rd Floor, New York, New York	10038
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 220-7120

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.133-4 (c))

Item 1.01	Entry into a Material Definitive Agreement.

The information required by this Item 1.01 as it relates to the Indenture (as defined below) is set forth under Item 8.01 below and is hereby incorporated by reference in response to this Item.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this Item 2.03 is set forth under Item 8.01 below and is hereby incorporated by reference in response to this Item.

Item 8.01	Other Events.

On September 16, 2015, AmTrust Financial Services, Inc. (the “Company”) completed its previously announced sale of $125 million aggregate principal amount of its 7.50% Subordinated Notes due 2055 (the “Firm Notes”) to Morgan Stanley & Co. LLC, Wells Fargo Securities, LLC and Keefe, Bruyette & Woods, Inc., as managers for the several underwriters named in Schedule II (the “Underwriters”) to the Underwriting Agreement, dated September 9, 2015 (the “Underwriting Agreement”), by and between the Company and the Underwriters.

Pursuant to the Underwriting Agreement, the Company granted the Underwriters a 30-day option to purchase up to an additional $18,750,000 aggregate principal amount of its 7.50% Subordinated Notes due 2055 (together with the Firm Notes, the “Notes”), solely to cover over-allotments, if any. The Notes have been registered under the Securities Act of 1933, as amended (the “Act”), pursuant to the Company’s shelf registration statement on Form S-3ASR (File No. 333-204870) previously filed with the Securities and Exchange Commission (the “SEC”) under the Act. The Firm Notes were issued pursuant to the Indenture described below.

Certain of the Underwriters and their respective affiliates perform various financial advisory, investment banking and commercial banking services from time to time for the Company and its affiliates, for which they received or will receive customary fees and expense reimbursement. The Underwriters and their affiliates may provide similar services in the future. Affiliates of certain of the Underwriters are lenders under the Company’s syndicated revolving credit facility.

Sixth Supplemental Indenture

The Company issued the Firm Notes under an indenture, dated as of December 21, 2011 (the “Base Indenture”), by and between the Company and The Bank of New York Mellon Trust Company, N.A. as trustee (the “Trustee”), as supplemented with respect to the Notes by the Sixth Supplemental Indenture, dated as of September 16, 2015 (the “Sixth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), by and between the Company and the Trustee.

The Notes bear interest at an annual rate equal to 7.50%, payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing December 15, 2015. The Notes mature on September 15, 2055. The Company has the right to redeem the Notes in $25 increments, in whole or in part, on September 16, 2020, or on any interest payment date thereafter, at a redemption price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest to, but not including, the date of redemption. The Firm Notes were issued in minimum denominations of $25 and integral multiples thereof.

The Firm Notes are the Company’s subordinated unsecured obligations and rank (i) senior in right of payment to any of the Company’s existing and future junior subordinated debt, (ii) equal in right of payment with any of the Company’s existing and future unsecured, subordinated debt that ranks equally with the Notes, including the Company’s 7.25% subordinated notes due 2055 with an aggregate principal amount outstanding of $150 million, and (iii) subordinate in right of payment to any of the Company’s existing and future senior debt, including amounts outstanding under its $350 million syndicated credit facility and £235 million letter of credit facility. In addition, the Firm Notes are structurally subordinated to all existing and future indebtedness, liabilities and other obligations of the Company’s subsidiaries, and certain of the Company’s other obligations.

The foregoing descriptions of the Underwriting Agreement, the Base Indenture and the Sixth Supplemental Indenture do not purport to be complete and are qualified in their entirety by reference to the full text of such documents. For a complete description of the terms and conditions of the Base Indenture, refer to the Base Indenture, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the SEC on December 21, 2011 and incorporated herein by reference. The Underwriting Agreement and Sixth Supplemental Indenture are filed as Exhibits 1.1 and 4.2, respectively, to this Current Report on Form 8-K.

Item 9.01	Exhibits.

(d)	Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated September 9, 2015, by and among AmTrust Financial Services, Inc. and Morgan Stanley & Co. LLC, Wells Fargo Securities, LLC and Keefe, Bruyette & Woods, Inc., as managers for the several underwriters named therein

4.1	Indenture, dated as of December 21, 2011, by and between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K (No. 001-33143) filed on December 21, 2011)

4.2	Sixth Supplemental Indenture, dated as of September 16, 2015, by and between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee

4.3	Form of 7.50% Subordinated Notes due 2055 (incorporated by reference to Exhibit A to Exhibit 4.2)

5.1	Opinion of Sidley Austin LLP

12.1	Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of Sidley Austin LLP (included in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AmTrust Financial Services, Inc.
(Registrant)

Date September 16, 2015

/s/ Stephen Ungar
Stephen Ungar
Senior Vice President, General Counsel and Secretary